Exhibit E

CONSENT

I hereby consent to the use of my name and the making of the statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus included in this Registration Statement filed by the Republic of Italy with the Securities and Exchange Commission of the United States.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

	By:	/s/ Stefano Cappiello
	Name:	Dott. Stefano Cappiello
	Title:	Head of Legal Affairs Directorate
Ministry of Economy and Finance

Dated: October 2, 2019.

E-1